Exhibit 99.1

Tallgrass Energy Partners Increases Quarterly Distribution

OVERLAND PARK, Kan.--(BUSINESS WIRE)--October 7, 2013--Tallgrass Energy Partners, LP (NYSE: TEP) (“Tallgrass” or the “Partnership”) announced today that the board of directors of its general partner declared a quarterly cash distribution to partners of $0.2975 per common unit for the third quarter of 2013, or $1.19 on an annualized basis. This represents an increase of 3.5% over the minimum quarterly distribution. The quarterly distribution will be paid on Wednesday, November 13, 2013, to unitholders of record as of the close of business on Friday, November 1, 2013.

About Tallgrass Energy Partners, LP

Tallgrass Energy Partners, LP (NYSE: TEP) is a publicly traded, growth-oriented limited partnership formed to own, operate, acquire and develop midstream energy assets in North America. We currently provide natural gas transportation and storage services for customers in the Rocky Mountain and Midwest regions of the United States through our Tallgrass Interstate Gas Transmission system and provide processing services for customers in Wyoming through our Casper and Douglas natural gas processing and West Frenchie Draw natural gas treating facilities. We are well-positioned to capture growing natural gas volumes produced in the Denver-Julesburg Basin and the Niobrara and Mississippi Lime shale formations.

To learn more, please visit our website at www.tallgrassenergy.com.

CONTACT:
Tallgrass Energy Partners, LP
Investor Relations
Nate Lien, 913-928-6012
investor.relations@tallgrassenergylp.com